Exhibit 10.1.13

EMPLOYMENT AGREEMENT

AGREEMENT made as of, between The Doe Run Resources Corporation, a New York corporation, (herein called the “Company”), with its principal location at 1801 Park 270 Drive, Suite 300, St. Louis, Missouri 63146 and Theodore P. Fox (“Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee and Employee desires to be employed by the Company, all on the terms hereof;

In consideration of the mutual covenants herein contained, it is hereby agreed as follows:

1.             Terms and Duties

Commencing on the date of this Agreement and continuing until October 31, 2009, unless sooner terminated or extended as herein provided (the “Employment Term”), the Company shall employ the Employee, and Employee hereby accepts employment, as Vice President of Finance/Chief Financial Officer.  During the Employment Term the Employee shall devote all of his business time and his best efforts to the business of the Company, and any subsidiaries, as may be necessary to perform his duties hereunder, in accordance with the policies, procedures, business plans and budgets from time to time established by the Board of Directors, the Chairman of the Board or President; and Employee shall not have any other business affiliations.

2.             Compensation

In full compensation for the services to be rendered by the Employee to the Company and its subsidiaries hereunder during the Employment Term, the Company will pay to the Employee, and the Employee shall accept:

(a)           a base annual salary of $250,000 for each employment year of the Employment Term payable in installments not less frequently than monthly; plus

(b)           such additional amounts, if any, as the Board of Directors of the Company may determine from time to time in its sole discretion.

3.             Placement of Employment

The Employee’s regular place of employment during the Employment Term shall be at the principle office of the Company which is currently at St. Louis, Missouri.

4.             Travel Expenses

The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties.

All reasonable travel and other expenses incurred by the Employee (in accordance with the policies of the Company established from time to time) in carrying out his duties hereunder will be reimbursed by the Company on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Company for reimbursement of expenses.  The Employee shall be entitled to a travel advance in the discretion of the Company when anticipated travel warrants such advance.

5.             Vacation

During the Employment Term, the Employee shall be entitled to vacation periods not exceeding three weeks each year, to be taken at such time or times as shall be mutually convenient to the Company and the Employee (but not more than two weeks consecutively).  Unused vacation shall not accumulate from year to year.

6.             Benefits

The Company agrees to provide to the Employee during the Employment Term the medical, hospitalization, disability insurance benefits and other benefits that it provides to its other management employees subject to waiting periods required by certain insurance policies.  The Company will provide Employee with a monthly car allowance of $1,000.00.

7.             Covenants of the Employee.

(a)            During the term of the Employee’s employment with the Company and for all time thereafter the Employee covenants and agrees that the Employee will not in any manner directly or indirectly, except as required in the Employee’s duties to the Company, disclose or divulge to any person, entity, firm or company whatsoever, or use for the Employee’s own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any knowledge, devices, information, techniques, customer lists, business plans or other data belonging to the Company or developed by the Employee on behalf of the Company during his employment with the Company without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of the Company, that disclosure of the same to or use of the same by third parties would adversely affect the effective and successful conduct of the business of the Company and the goodwill of the Company, and that any breach of the terms of this subparagraph (a) shall be a material breach of the Agreement.

(b)          During the term of the Employee’s employment with the Company and for a period to two (2) years (the “Covenant Term”) after cessation for whatever reason of such employment, the Employee covenants and agrees that the Employee will not in any manner directly or indirectly;

(i)              solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Company;

(ii)             engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of the Company, its vendors, customers or creditors.  For purposes of this covenant a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Company is engaged in marketing its products, and if it involves the mining, smelting, refining, producing, recycling or fabrication of metals or metal concentrates or any other business which is in any manner competitive, as of the date of cessation of the Employee’s employment, with any business then being conducted by the Company or as to which the Company has then formulated definitive plans to enter;

(iii)            induce any salesman, distributor, supplier, manufacturer, representative, agent or other person transacting business with the Company to terminate their relationship with the Company, or to represent, distribute or sell products in competition with products of the Company; or

(iv)           induce or cause any employee of the Company to leave the employ of the Company.

(c)          All the covenants of the Employee contained in this paragraph 8 shall be construed as agreements independent of any other provision of the Agreement, and the existence of any claim or cause of action against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these covenants.

(d)          Within the terms of this Agreement, the parties hereto intend to limit disclosure and competition by the Employee to the maximum extent permitted by law.  If any court of competent jurisdiction ruling on this Agreement shall determine that the scope or duration of any limitation contained in this paragraph 7 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(e)          The Employee acknowledges that any violation by him of the provisions of this paragraph 7 could cause serious and irreparable damages to the Company.  He further acknowledges that it might not be possible to measure such-damages in money.  Accordingly, the Employee further acknowledges that, in the event of a breach or threatened breach by him of the provisions of this paragraph 7, the Company may seek in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach, without the need to post a bond therefore.

8.             Employee Inventions

The Employee agrees to assign and transfer to the Company, its successors and assigns, his entire right, title and interest in and to any or all inventions, designs, discoveries and improvements which he may make, either solely or jointly with others, during the Employment Term hereunder and for a period of one (1) year thereafter, which relate in any way to the business or products of the Company, together with all rights to letters patent which may be granted thereon.  Immediately upon making any inventions, designs, discoveries or improvements, the Employee shall notify the Company and, without further compensation, shall execute and deliver to the Company such documents as may be necessary to prepare or prosecute applications for patents upon such inventions, designs, discoveries and improvements, and shall assign and transfer to the Company his entire right, title and interest therein.  The Company shall pay all expenses involved in carrying out the provisions of this Paragraph 9.

9.             Employee’s Representation

Employee hereby represents to the Company that he has full right and power to enter into this Agreement and carry our his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound.

10.           Early Termination of Employment Term

(a)           If during the Employment Term, the Employee fails because of illness or other incapacity (including incapacity because of substance abuse) to render to the Company the services required of him hereunder for a period of 90 days (during which the Company shall continue the Employee’s compensation at the rates herein provided), the Company may, in its discretion, give 90 days notice of termination of the Employment Term (during which the Employee’s compensation shall likewise be continued), and if the Employee shall not resume full performance of his duties within such 90 day period, the Employment Term shall terminate at the expiration thereof, provided that any such termination shall not effect the right of the Employee (or his estate) to continue to receive benefits under any disability insurance plan covering the Employee which is in effect at the date of termination.

(b)           The Employment Term shall end upon the death of the Employee.

(c)           This Agreement and Employee’s employment may be terminated by the Company for cause without notice.  To the extent that this Agreement and Employee’s employment is terminated for “Cause”, as that term is defined in this paragraph 10, Employee shall be entitled to receive only the base salary which has accrued and remains unpaid during the month the Employee’s employment is terminated.  The obligations of Employee under paragraphs 7 and 8 shall continue notwithstanding the termination of Employee’s employment and this Agreement.

(d)           Employee may voluntarily terminate his employment with Company without cause at any time during the Employment Term with 90 days advance notice; provided, however, that in the event of such voluntary termination, Employee’s obligations pursuant to paragraphs 7 and 8 of this Agreement shall continue, and Employee shall be entitled to receive only the base salary which has accrued and remains unpaid during the month the employment is terminated.

(e)           Employee may terminate this Agreement for Cause without notice if the Company breaches this Agreement; provided, however, that in the event of such termination, Employee’s obligations pursuant to paragraphs 7(a), (c), (d), (e) and 8 shall continue, but Employee will be relieved of any obligations not to compete against Company pursuant to paragraph 7(b).

(f)            For purposes of this Agreement, the term “Cause” shall mean one or more of the following:  Employee destruction of business, Employee breach of trust, Company breach of this Agreement, Employee breach of this Agreement (including, but not limited to violation of paragraphs 7 and/or 8) or Employee gross misconduct, gross malfeasance, gross misfeasance, or gross nonfeasance during the Employment Term.

11.           Automatic Renewal

Unless terminated pursuant to the provisions of Section 11, this Agreement shall automatically renew and be extended from year to year after October 31, 2009, unless terminated by the Company’s written notice given to the Employee at least three months prior to its termination date.  If any such notice be given, this Agreement shall terminate on the next succeeding October 31st.

12.           Successors

The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Company and its successors and assigns and upon the Employee and his legal representatives, legatees and heirs.  It is specifically understood, that this Agreement and/or any of Employees benefits hereunder may not be transferred or assigned by the Employee.

13.           Notices

Notices hereunder shall be in writing and shall be sent by telegraph or by certified or registered mail, telecopy, or recognized overnight delivery service (such as Federal Express prepaid as follows:

To Employee:

Theodore P. Fox III

49 Pacland Estates Dr.

Chesterfield, MO  63005

To Company:

A. Bruce Neil

President

THE DOE RUN RESOURCES CORPORATION,

d/b/a  THE DOE RUN COMPANY

1801 Park 270 Drive; Suite 300

St. Louis, Missouri 63146

With a Copy to:

The Renco Group, Inc.

30 Rockefeller Plaza, Suite 4225

New York, NY  10112

Attn:       Ira Leon Rennert, Chairman

and shall be deemed to have been given when telecopied to the addresses or three days after placed in mail or the second business day following delivery to a recognized overnight delivery service (such as Federal Express) or a telegraph company, prepaid and properly addressed.  Notices to the Employee may also be delivered to him personally.  Notices of change of address shall be given as provided above, but shall be effective only when actually received.

14.           Waivers

The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect.  No waiver of any term or condition of the Agreement on the part of the Company.

15.           Entire Agreement; Governing Law

There are no oral or written understandings concerning the Employee’s employment other than this Agreement and the separate Net Worth Appreciation Agreement between the Company and the Employee (“NWAPA”).  This Agreement may not be modified except by a writing signed by the parties.  This Agreement supersedes any and all prior employment agreements or understandings except the NWAPA.  This Agreement is made under, and shall be construed in accordance with, the laws of the State of Missouri, applicable to agreements to be performed wholly within that state.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on September 5, 2006.

Attest:	The Doe Run Resources Corporation

/s/ Louis J. Maurcheau	By:	/s/ A. B. Neil

Witness:

/s/ Theodore P. Fox, III
Theodore P. Fox